Exhibit 16.1 - Letter regarding change in auditors


                                  [LETTERHEAD]

PRA
Pacale, Razzino Alexanderson & Co., PLLC
Certified Public Accountants
2415 Jerusalem Avenue, Suite 106
North Bellmore, NY 11719-1855
#516-785-8501
#516-785-9501-FAX


November 12, 2002

Ms. Susan Donohue
Secretary and Chairman of the Board
Composite Holdings, Inc.
5333 South Arville Street, Unit 206
Las Vegas, NV 89118

Dear Susan:

In connection with the filing of form 8-K dated October 29, 2002 reporting the change in auditors, this is to confirm that there were no disagreements through the date of termination of our relationship on October 25, 2002.

Accordingly, we hereby agree with your revised disclosure

I trust this information is satisfactory. Should you require additional information, please contact me.

Regards,

/s/ Phillip L. Pascale
    -----------------------
    Phillip L. Pascale, CPA